Exhibit (23)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Growth Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 88 to Registration Statement No. 2-10836 on Form N-1A of our report dated February 27, 2007, relating to the financial statements and financial highlights of Seligman Growth Fund, Inc., appearing in the Annual Report on Form N-CSR of Seligman Growth Fund, Inc., for the year ended December 31, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “General Information – Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such registration statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 26, 2007